ELECTROMAGNETIC SCIENCES, INC.

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON APRIL 21, 1995


Notice is hereby given that the Annual Meeting of Shareholders of Electromagnetic Sciences, Inc.(the "Company") will be held at 4:00 p.m. local Atlanta time on April 21, 1995, at the Holiday Inn Atlanta-Peachtree Corners, 6050 Peachtree Industrial Boulevard, N.W., Norcross, Georgia, for the following purposes:

     (1) To elect seven members of the Board of Directors to serve during the ensuing year; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of common stock of the Company at the close of business on March 10, 1995, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,



                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 20, 1995




WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                   ELECTROMAGNETIC SCIENCES, INC.
         660 Engineering Drive, Technology Park/Atlanta,
                     Norcross, Georgia  30092

                         PROXY STATEMENT

            FOR THE ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON APRIL 21, 1995

GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Electromagnetic Sciences, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on April 21, 1995, at the Holiday Inn Atlanta-Peachtree Corners, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately March 22, 1995.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual
Meeting of Shareholders:

     (1) The election of seven members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

     (2) The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia, 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.


Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the seven nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 10, 1995, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 10, 1995, there were 6,837,953 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

1996 Shareholder Proposals

     Any proposals by shareholders intended for presentation at the 1996 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than November 27, 1995, in order to be included in the proxy materials for that Meeting.


ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which
has set that number at seven.   Unless otherwise directed, it is
the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the seven persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any of the named nominees should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

     Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

     The table on the following page lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during the past five years, and the year each was first elected as a director. Drs. Pippin and Sharon and Messrs. Lassiter and Mowell are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.

                   Name and Principal Occupations
                     for the Last Five Years



                                                                  Year First
                                                                    Elected
                                                   Age             Director

Anthony J. Iorillo                                  57                 -
Chairman of the Board, American
Mobile Satellite Corporation,
Reston, Virginia, a major
provider of satellite-based
communications for ground vehicles,
ships and aircraft in the united
States and surrounding areas and waters
(since 1994).  Previously, and until
his retirement in 1994, Mr. Iorillo
was a Senior Vice President of Hughes
Aircraft Company and President of Hughes
Telecommunications and Space Sector,
El Segundo, California, a leading
supplier and operator of communications
satellites and related network equipment.
Mr. Iorillo is also a director of Ortel
Corp.

Jerry H. Lassiter                                    64                  1978
Private investor organizing and managing interests in finance and real estate
(since 1991); President and Director,
First Federal Savings Bank of Georgia,
Winder, Georgia (until retirement in 1991).

John H. Levergood                                    60                    -
President, Broadband Communications
Group, Scientific-Atlanta, Inc., Atlanta,
Georgia, which designs and produces a
broad range of advanced cable television equipment ( since 1992). Previously, Mr.
Levergood had served as a consultant to
the Broadband Communications Group
following his retirement, in 1989, as
President and Chief Operating Officer
of Scientific-Atlanta.  Mr. Levergood
is also a director of Golden Poultry,
Inc.

John B. Mowell                                       60                   1984
President, Mowell Financial Group, Inc.,
Tallahassee, Florida, an investment
counseling firm.

John E. Pippin                                       67                   1968
Chairman of the Board of the Company;
until 1994, Dr. Pippin also served as
Chief Executive Officer.

Don T. Scartz                                       52                     -
Vice President - Finance, Treasurer and
Chief Financial Officer of the Company.

Thomas E. Sharon                                    49                    1984
President and Chief Executive Officer
of the Company (since 1994); previously
President and Chief Operating Officer
of the Company.

Committees and Meetings of the Board of Directors

     The Board of Directors has designated a Compensation Committee, which during the past year has been composed of Messrs. Lassiter and Mowell, and Charles J. Cunningham, Jr. and William F. Evans, who are retiring from Board service upon
election of the above nominees at the Annual Meeting.   This
committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, administers the Company's stock option plans with respect to the participation of employees who are officers and directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met three times during the last fiscal year. The Board has also designated an Audit Committee composed during the past year of Messrs. Evans and Lassiter; the principal functions of this committee, which met one time during 1994, are to meet annually with the Company's independent auditors, to review the Company's consolidated fiscal year financial statements, to review the independence, qualifications and activities of the independent auditors, and to recommend to the Board of Directors the appointment of the independent auditors. The Company does not have a separate nominating committee. The Stock Incentive Plan Committee of the Board consists of Drs. Pippin and Sharon and Messrs. Lassiter and Mowell; this committee is generally responsible for administering the Company's stock option plans with respect to the participation of employees who are not officers or directors.
The Stock Incentive Plan Committee met four times during the last fiscal year.

     During the last fiscal year, there were four meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

Compensation and Other Arrangements with Directors

     Each director who is not an employee of the Company is paid$1,000 per meeting attended plus $1,250 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting. Travel expenses are paid to out-of-town directors.

     Non-employee directors receive, effective on their first date of election, an option under the 1992 Stock Incentive Plan for the purchase of 10,000 shares of common stock. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date. However, these options become immediately exercisable in the event of a third-party tender or exchange offer for the Company's common stock, or if any person becomes the beneficial owner of 50% or more of the outstanding common stock. The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant. Upon their election at the Annual Meeting, Messrs. Iorillo and Levergood will automatically be granted these options. Dr. Pippin has retired as an employee of the Company, but under the exact terms of the 1992 Stock Incentive Plan would not receive such an automatic grant. Accordingly, the Board of Directors, pursuant to the recommendation of the Compensation Committee, has awarded an option, not under any plan, to Dr. Pippin for 10,000 shares, on terms substantially identical to the automatically granted options, except that in view of Dr. Pippin's age and duties as Chairman, the options will vest in three increments over three terms of service as a director.

     The Company has a consulting arrangement with Mr. Mowell, who provides assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, and relations with financial analysts. For his services, Mr. Mowell receives a consulting fee of $12,000 per year plus reimbursement of expenses. The other members of the Compensation Committee have reviewed and approved the terms of this consulting arrangement.

     Messrs. Mowell and Evans have served as directors of LXE Inc., a subsidiary of the Company, since 1989 and 1992, respectively. Messrs. Mowell and Evans are compensated as non-employee directors of LXE at the rate of $1,250 per quarter plus $1,000 per meeting attended, and $500 for attending any committee meetings not held in conjunction with a meeting of the LXE board. Mr. Mowell also has served since 1993 as a director of CAL Corporation, another subsidiary of the Company, for which he and other non-employee directors are compensated at the rate of Can$1,500 per year plus Can$500 per meeting attended.

SECURITY OWNERSHIP

     The following table sets forth certain information concerning shares of the Company's common stock beneficially owned as of March 10, 1995, by the Company's directors, nominees and named officers, and by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

Electromagnetic Sciences, Inc. Common Stock

                                                            Approximate
                                          Amount of          Percent of
Name                                 Beneficial Ownership       Class


Brinson Partners, Inc.                     708,000              10.4%
  209 South LaSalle
  Chicago, Illinois 60604-1295

Rocker Partners Inc.                       586,900               8.6%
  Suite 1759
  45 Rockefeller Plaza
  New York, New York 10111

Wellington Management Company              491,500               7.2%
  75 State Street
  Boston, Massachusetts  02109

Dimensional Fund Advisors, Inc.            491,199 (1)           7.2%
  1299 Ocean Avenue
  Santa Monica, California  90401

Ryback Management Corporation              481,600 (2)           7.0%
  7711 Carondelet Avenue
  St. Louis, Missouri  63105

Charles J. Cunningham, Jr.                  10,556 (3)            *
William F. Evans                            13,963 (3)            *
Anthony J. Iorillo                             -0-                *
Jerry H. Lassiter                           15,672 (3)            *
John H. Levergood                              -0-                *
John B. Mowell                              27,697 (3)            *
John E. Pippin                             238,115 (3)           3.3%
Don T. Scartz                               51,690 (3)            *
Thomas E. Sharon                           238,153 (3)           3.3%
Malcolm M. Bibby                            14,510 (3)            *
William S. Jacobs                           15,659 (3)            *
Neilson A. Mackay                            1,307                *

All directors and executive officers
 as a group (11 persons)                   663,303               9.1%

* Percentage of shares beneficially owned does not exceed 1%

    (1) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are held in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; Dimensional serves as investment manager to all of these entities. Furthermore, Dimensional disclaims beneficial ownership of all such shares.

    (2) Ryback Management Corporation has advised that it holds shared voting and dispositive power with Lindner Fund, Inc., for which Ryback serves as investment manager.
    (3) Includes shares that are subject to currently exercisable options in the amounts of 10,456 for Dr. Cunningham, 11,697 for Mr. Evans, 10,456 for Mr. Lassiter, 11,697 for Mr. Mowell, 116,642 for Dr. Pippin, 41,000 for Mr. Scartz, 194,142 for Dr. Sharon, 9,300 for Dr. Bibby, and 5,000 for Mr. Jacobs. For Mr. Mowell, Dr. Pippin and Mr. Jacobs, these totals also include 5,000, 42,593 and 6,150 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.


    The following table sets forth certain information as of March 10, 1995, concerning shares of the common stock of the Company's 73%-owned subsidiary, LXE Inc., beneficially owned by the Company's directors, nominees and named officers. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

LXE Inc. Common Stock


                                                             Approximate
                                      Amount of              Percent of
        Name                    Beneficial Ownership           Class

Charles J. Cunningham, Jr.              -                        *
William F. Evans                     11,000 (1)                  *
Anthony J. Iorillo                      -                        *
Jerry H. Lassiter                       -                        *
John H. Levergood                       -                        *
John B. Mowell                       26,900 (1)                  *
John E. Pippin                      114,760 (1)                 2.0%
Don T. Scartz                         4,092 (1)                  *
Thomas E. Sharon                     45,768 (1)                  *
Malcolm M. Bibby                     96,284                     1.7%
William S. Jacobs                     7,000 (1)                  *
Neilson A. Mackay                       -                        *

All directors and executive
  officers as a group
  (11 persons)                      305,804 (1)                 5.4%

* Percentage does not exceed 1%

    (1) Includes shares that are subject to currently exercisable options in the amounts of 10,000 for Mr. Evans, 15,900 for Mr. Mowell, 95,400 for Dr. Pippin, 2,000 for Mr. Scartz, 40,893 for Dr. Sharon, and 5,000 for Mr. Jacobs. The total for Mr. Mowell also includes 1,000 shares, and for Mr. Jacobs 300 shares, as to which each shares voting and investment power with a family member, but disclaims beneficial interest.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table discloses, for the years ended December 31, 1994, 1993 and 1992, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to each person who served as Chief Executive Officer during 1994, and to certain other current or former executive officers whose combined salary and bonus compensation for 1994 exceeded $100,000.

   Summary Compensation Table                                                   Long-Term Compensation    All Other<F1>
                                    Annual Compensation                               Awards             Compensation

                                                                                          Securities
                                                                                          Underlying
    Name and                                                            Restricted       Options/SAR's

Principal Position         Year     Salary     Bonus     Other<F2>        Stock<F3>     (No. Of Shares)<F4>


John E. Pippin             1994    $237,578   $100,000     $ 0           $   0                0               $32,310
Chairman of the Board,     1993     237,578          0       0               0              8,500 ELMG         32,249
Chief Executive Officer    1992     237,578          0       0               0                0                 2,319
(until July 1994)

Thomas E. Sharon           1994     185,589    100,000       0             24,969             0                20,367
President, Chief           1993     173,579     30,000       0               0              7,500 ELMG         19,920
Executive Officer (from    1992     167,565          0       0               0                0                21,380
July 1994) and Director

Malcolm M. Bibby           1994     158,017     35,000       0               0                0                18,942
President, LXE Inc.        1993     156,478          0       0               0                0                17,386
(until August 1994)        1992     149,144     44,000       0               0              4,000 LXEI         32,992

Don T. Scartz              1994     132,505     60,000       0             14,981             0                23,906
Vice President, Finance    1993     124,697     20,000       0               0              5,000 ELMG         21,982
and Treasurer              1992     114,112          0       0               0              2,000 LXEI         17,596

William S. Jacobs          1994     133,803     30,000       0              9,988             0                23,621
Vice President, General    1993     130,065     15,000       0               0              4,000 ELMG         16,427
Counsel and Secretary      1992      93,275          0       0               0              5,000 ELMG            421
                                                                                            5,000 LXEI

Neilson A. Mackay          1994     119,971     22,500       0              7,461           2,500 ELMG          7,034
President, CAL             1993     103,227     20,000       0               0             20,000 ELMG              0
Corporation (from
January 1993)




Footnotes to Summary Compensation Table:

<F1>
 For 1994, includes, in the case of Dr. Pippin, $2,310 in Company matching contributions under its 401(k) plan and $30,000 based on allocation formulas under the Company's age-weighted defined contribution retirement plan; in the case of Dr. Sharon, $2,310 in matching contributions under the 401(k) plan,
$8,326 in benefits associated with a split-dollar life insurance arrangement, and $9,731 under the defined contribution retirement plan; in the case of Dr.
Bibby, $4,285 in matching contributions under the 401(k) plan and the Employee
Stock Purchase Plan, and $14,657 under the defined contribution retirement plan;  in the case of Mr. Scartz, $2,651 in matching contributions under the 401(k) and stock purchase plans, $9,984 under split-dollar insurance arrangements, and $11,271 under the defined contribution retirement plan; in the case of Mr. Jacobs, $3,680 in matching contributions under the 401(k) and stock purchase plans, $11,247 under split-dollar insurance arrangements, and
$8,694 under the defined contribution retirement plan; and in the case of Dr.
Mackay, $1,274 in matching contributions under the Employee Stock Purchase
Plan and $5,760 under the separate defined contribution retirement plan
maintained by CAL Corporation.   In each case, the split-dollar insurance
arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based
on interest and discount rates of 8%.   The defined contribution retirement
plan was first implemented in 1993; prior to 1993, retirement benefits accrued under a defined benefit plan that has been terminated.

<F2>
 Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

<F3>
 Represents the value, based on an $11.75 market price on the date of award, of 2,125 shares awarded in January 1995 to Dr. Sharon, 1,275 shares to
Mr. Scartz, 850 shares to Mr. Jacobs, and 635 shares to Dr. Mackay.  None of the named executive officers holds any other shares of restricted stock.  The shares of restricted stock vest one year after the award date, subject
to continued service for such year.   Any dividends paid on shares of
restricted stock would be subject to the same restrictions as the shares.

<F4>
 No SAR's have been issued. Each of the officers in this table, other than Dr. Mackay, is also an officer or director of the Company's 73%-owned subsidiary, LXE Inc., and, as such, is eligible for option grants in the stock of either the Company (ELMG) or LXE Inc. (LXEI).


Option Exercises During Last Fiscal Year and Year-End Option Values

    The following chart sets forth certain information with respect to the named executives concerning the exercise in 1994 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 1994:


                                                 Number of shares Under-        Value of Unexercised
                          Year Ended           lying unexercised Options      In-the-Money Options at
                       December 31, 1994       Held at December 31, 1994         December 31, 1994
                   Shares Acquired   Value
  Name               on Exercise    Realized   Exercisable   Unexercisable   Exercisable   Unexercisable


John E. Pippin         -0-         $   -0-      116,642      8,500         $   558,925      $  52,625
Thomas E. Sharon       -0-             -0-      194,142     19,500           1,017,300         47,625
Malcolm M. Bibby       -0-             -0-        9,300        -0-              51,150            -0-
Don T. Scartz          -0-             -0-       41,000     12,000             248,875         31,350
William S. Jacobs      -0-             -0-          -0-     17,000                 -0-         46,105
Neilson A. Mackay      -0-             -0-          -0-     22,500                 -0-        124,688

     The following chart sets forth certain information with respect to the named executives concerning the exercise in 1994 of options in LXE Inc., the Company's 73%-owned subsidiary, and unexercised LXE options held as of December 31, 1994:


                         Year Ended            Number ofShares Under-       Value of Unexercised
                     December 31, 1994      lying LXE Options held at     In-the-Money LXE Options
                    LXE Shares                   December 31,1994           at December 31, 1994
                    Acquired      Value
Name              on Exercise   Realized   Exercisable Unexercisable     Exercisable Unexercisable

John E. Pippin       -0-      $    -0-       95,400          -0-         $1,095,192    $    -0-
Thomas E. Sharon   18,732       200,919      40,893          -0-            469,452         -0-
Malcolm M. Bibby   47,000       421,872     112,000          -0-          1,285,760         -0-
Don T. Scartz        -0-           -0-         -0-       21,875                -0-      190,601
William S. Jacobs    -0-           -0-         -0-        5,000                -0-         -0-

Option Grants During Last Fiscal Year

          The following named executive was granted options in the Company's stock during 1994:

                        Number       Percentage of
                       of Shares     Total Options
                       Underlying     Granted to      Exercise or
                        Options      Employees in     Base Price      Expiration       Grant Date
 Name                   Granted       Fiscal 1994     (per share)         Date        Present Value<F>


 Neilson A. Mackay       2,500           2.3%          $ 8.25         10/18/00         $ 6,625

<F1>
Based upon the Black-Scholes option pricing model, assuming 0.35 expected volatility, a 6.9% risk-free rate of return, no dividend yield, and three years to time of exercise.

No option grants in LXE's stock were made during 1994 to the named executives.

Employment Agreement

    The Company has an employment agreement with Dr. Sharon for services as an executive officer. This agreement originally would have expired on December 31, 1993, but during 1992 was extended to December 31, 1996, and in 1994 was
further extended to December 31, 1998.   The specified minimum annual salary,
as amended in 1994, is Dr. Sharon's current salary of $200,000. In addition, Dr. Sharon is entitled to bonuses in amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon an amount determined by obtaining the product of (a) the greater of (i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or (ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year, and (b) the period expressed in years from the date his employment expires to the latest to occur of (I) December 31, 1998, (ii) the latest extension, if any, of the expiration date of his term of employment, or (iii) the third anniversary of the date on which the change of control occurs, which product shall be discounted to present value. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.


Retirement Arrangements with John E. Pippin

    During 1994, Dr. Pippin retired as Chief Executive Officer after serving in that or equivalent positions from the Company's formation in 1968. At the end of 1994, he also retired as a full-time employee. Dr. Pippin is continuing to serve as Chairman of the Board of the Company and of its CAL Corporation subsidiary, and as a member of the LXE Board, and in such capacities will provide services and receive compensation on the same basis as other non-employee members of those Boards. In addition, Dr. Pippin has agreed to provide consulting services to the Company's current CEO for a period of three years. Such services are to be provided one day per week, plus additional days as requested by the CEO and agreed to by Dr. Pippin, and generally relate to the Company's strategic planning, proposed acquisitions, restructuring and integration of acquired businesses, and management organization and performance. Compensation is $5,000 per month, plus $1,000 per day for additional days. During the consulting period, Dr. Pippin will be included in the Company's group life and health insurance plans for executive officers, but will not otherwise participate in employee benefit plans. He will also continue to be provided an office and secretarial services, an automobile, and certain tax planning and return services. If during the three-year period Dr. Pippin becomes unable to provide services due to his death or disability, the basic monthly payments would be continued until the end of the three years.

Compensation Committee Report
on Executive Compensation

     The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

    The Compensation Committee believes it is important to adopt compensation policies that attract and retain experienced and well-qualified executive officers, and that provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on appreciation in the market value of the Company's common stock. The
Committee does not employ any formulas that tie executive compensation to specific performance measures in a pre-determined manner. In exercising its judgment on compensation matters, and in seeking to adhere to the foregoing guidelines, the Committee considers, but does not use in any pre-determined manner, information provided through the American Electronics Association annual compensation survey, particularly data for electronics companies having
revenues similar to those of the Company.   Members of the Committee also
familiarize themselves with, but do not use on any specific quantitative basis, published information about compensation policies and practices of other companies believed to have product, size and/or geographic characteristics similar to those of the Company.

    As reflected in the Summary Compensation Table, the bonus compensation paid to executive officers is highly affected by the Committee's evaluation of financial performance, primarily the level of and changes in earnings, during the year in question. In particular, in view of the disappointing earnings reported for 1992, no bonuses were paid for that year to executive officers, other than Dr Bibby, whose bonus compensation was based on the performance of
the LXE subsidiary.   For 1993, earnings per share doubled, but the level of
earnings was adversely affected by a 90% decline in earnings per share at the LXE subsidiary. Based on these results, and on evaluations of each officer's individual contributions during the year, the Committee awarded bonuses to executive officers other than the CEO and Dr. Bibby; in the Committee's view, these bonuses were moderate in amount. In 1994, the Company achieved strong improvements in profitability; in addition, the Committee believes that management achieved significant progress in defining and implementing business strategies that utilize the diverse technical expertise and market position of each of the Company's three operating subsidiaries, with the objective of broadening the Company's overall opportunities in commercial wireless communications markets. Based on these considerations, the Committee awarded increased bonuses for 1994; in order to encourage stock ownership by the executive officers, and to help align their interests with those of the shareholders, a portion of each bonus (except that awarded to Dr. Pippin, who has retired as CEO and an employee) was in the form of shares of the Company's common stock that require a year of further service before they may be sold by the officer.

    In determining salary levels and bonuses for individual officers, the Committee considers each officer's performance of his responsibilities and contributions to the Company's results. As to officers other than the Chief Executive Officer, the Committee relies heavily in this regard on the CEO's evaluations.

    In addition to salary and annual bonuses, the Company has from time to time granted stock options to the CEO and other executive officers, in order to provide long-term incentive compensation directly linked to growth in shareholder value. The CEO and other named executive officers currently hold options as indicated in the option table appearing above. Based on these existing holdings, the Committee did not grant further options to executive officers during 1994, except for options to subsidiary presidents, including Dr. Mackay, granted in conjunction with a general grant to approximately 100 senior employees other than parent company officers.

    No change in the salary compensation of Dr. Pippin was made during the last five years of his service as CEO. During 1993 and 1994 he received as salary approximately the minimum amount specified in an employment agreement that was approved by the Committee and the Board in 1988 and was in effect through 1992. In July 1994, Dr. Pippin retired as CEO, but continued as a
full-time employee and as Chairman of the Board.   In connection with these
developments, the Committee reviewed Dr. Pippin's salary compensation for the balance of the year. Because the Committee expected that Dr. Pippin would provide valuable support to Dr. Sharon during the leadership transition process, and also expected Dr. Pippin to continue active involvement in ongoing efforts to improve the Company's profitability, and in view of both the level of Dr. Pippin's salary and the extended period since it had been adjusted, the Committee concluded that his salary should remain at its then-current level through December 1994, after which Dr. Pippin retired as a full-time employee. In connection with Dr. Sharon's selection as CEO, the Committee reviewed Dr. Sharon's performance over the years as he had assumed increasingly responsible roles, including service as President and Chief Operating Officer since 1987, and also reviewed his role in formulating the Company's current business strategy. The Committee concluded that Dr. Sharon's salary compensation should be increased to reflect his additional responsibilities as CEO, and did so by approximately 15%, to the current level of $200,00 per year, which is below the midpoint for CEO's of similar-sized companies included in the American Electronics Association's Survey.

    The bonuses for Drs. Pippin and Sharon are not based on any quantitative formula. As discussed above, the Committee concluded that increased bonuses were appropriate in 1994 for all executive officers, and sought to award bonuses to each of the officers, including Drs. Pippin and Sharon, that were appropriate for their relative positions and perceived contributions and levels of responsibility. In the case of Dr. Pippin, the Committee noted that, at his request, he had not received a bonus in 1992 or 1993, but that during those years he had provided effective leadership in restructuring and redirecting the Company's operations with a view to achieving higher levels of profitability, as occurred in 1994. With respect to Dr. Sharon, his bonus reflects the Committee's favorable evaluation of his performance in continuing to define and redirect the Company's business strategy, both in his role as CEO of the Company and as CEO and President of the LXE subsidiary, whose former President resigned during the year.

    Submitted by the members of the Compensation Committee:

                                     John B. Mowell, Chairman
                                     Charles J. Cunningham, Jr.
                                     William F. Evans
                                     Jerry B. Lassiter



Compensation Committee Interlocks
and Insider Participation

  As stated above, the members of the Compensation Committee during 1994 were Dr. Cunningham and Messrs. Evans, Lassiter and Mowell. Mr. Evans is a former officer of the Company, having served as Senior Vice President from 1985 to 1988.

Shareholder Return

  The annual changes for the five-year period shown in the following table are based on the assumption that $100 had been invested in the common stock of Electromagnetic Sciences, Inc. and each index on December 31, 1989.

Comparison of Five-Year Cumulative Total Return
Electromagnetic Sciences, Inc. Common Stock (ELMG)
S&P Composite-500 and S&P High Technology Composite Indices

                   1989      1990      1991      1992      1993      1994

ELMG              100.00    106.00   220.00    128.00     134.00    194.00

S&P 500           100.00     96.98   126.42    136.05     149.76    151.74

S&P High Tech     100.00    102.12   116.50    121.31     149.30    174.01

COMPLIANCE WITH REPORTING OBLIGATIONS

  Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 1994 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 1994 were filed on a timely basis.


INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.


AVAILABLE INFORMATION

  The Company files Annual Reports on Form 10-K with the Securities and
Exchange Commission.   A copy of the Annual Report for the fiscal year ended
December 31, 1994 (except for exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Electromagnetic Sciences, Inc., Attn..: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 20, 1995

Following is the text of the proxy card which accompanies the definitive proxy statement for the 1995 Annual Shareholders' Meeting:

ELECTROMAGNETIC SCIENCES, INC.

     The undersigned hereby appoints JOHN E. PIPPIN, THOMAS E. SHARON and WILLIAM S. JACOBS, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of Electromagnetic Sciences, Inc. That the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 21st day of April 1995, and at all adjournments thereof, as indicated with respect to the following matters:

(1) To vote FOR     Or WITHHOLD AUTHORITY   to vote for electing
the following six members of the Board of Directors, except as marked to the contrary:

Anthony J. Iorillo, Jerry H. Lassiter, John H. Levergood, John B.
Mowell, John E. Pippin, Don T. Scartz, Thomas E. Sharon.

INSTRUCTIONS: If he or she so chooses, any shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
LISTED NOMINEES.

(2) In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS
INDICATED HEREON.  IF NO INDICATION IS MADE, IT WILL BE VOTED
"FOR" THE LISTED NOMINEES.

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.